                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)                                                          YEAR ENDED DECEMBER 31,

EARNINGS                                                         1997       1996        1995       1994         1993
                                                               --------  ---------   ---------  ----------  ----------
Income before income taxes, extraordinary
 items and cumulative effect of accounting changes             $  800.0     $122.3    $  925.8    $  865.7    $  784.9

Add:

Amortization of previously capitalized interest                    11.0       11.6        11.7        10.2        10.1
Minority interest in net income of
 consolidated subsidiaries with fixed charges                      45.1       45.9        30.1        16.9        19.0
Proportionate share of fixed charges of investees
 accounted for by the equity method                                 6.5        5.1         5.3         2.5         2.3
Proportionate share of net loss of investees
 accounted for by the equity method                                 0.1        2.7         0.5         0.2         0.3
                                                            -----------    -------   ---------  ----------  ----------
      Total additions                                          $   62.7     $ 65.3    $   47.6    $   29.8    $   31.7
Deduct:

Capitalized interest                                           $    6.2     $  5.4      $  5.1        $5.7        $5.0
Minority interest in net loss of consolidated subsidiaries          3.6        4.4         3.3         0.3         0.3
Undistributed proportionate share of net income
 of investees accounted for by the equity method                     --         --         0.2         7.2         4.0
                                                            -----------    -------   ---------  ----------  ----------
      Total deductions                                         $    9.8     $  9.8    $    8.6    $   13.2    $    9.3

TOTAL EARNINGS                                                 $  852.9     $177.8    $  964.8    $  882.3    $  807.3
                                                            ===========    =======   =========  ==========  ==========
FIXED CHARGES

Interest expense                                               $  119.5     $128.6    $  135.0    $  129.4    $  162.4
Capitalized interest                                                6.2        5.4         5.1         5.7         5.0
Amortization of debt discount, premium or expense                   0.1        0.3         0.4         0.7         0.4
Interest portion of rental expense                                 63.3       69.5        77.0        83.0        83.7
Proportionate share of fixed charges of investees
 accounted for by the equity method                                 6.5        5.1         5.3         2.5         2.3
                                                            -----------    -------   ---------  ----------  ----------
TOTAL FIXED CHARGES                                            $  195.6     $208.9    $  222.8    $  221.3    $  253.8
                                                            ===========    =======   =========  ==========  ==========

TOTAL EARNINGS BEFORE FIXED CHARGES                            $1,048.5     $386.7    $1,187.6    $1,103.6    $1,061.1
                                                            ===========    =======   =========  ==========  ==========
RATIO OF EARNINGS TO FIXED CHARGES                                 5.36       1.85        5.33        4.99        4.18

      SUPPLEMENTAL INFORMATION - Income before income taxes, extraordinary items and cumulative effect of accounting changes in 1996 was reduced by a charge of $755.6 million related to the writedown of the All American Pipeline System and related assets. Excluding this charge, the ratio of earnings to fixed charges for 1996 would have been 5.45.


                                     X-12-1